GrowGeneration Announces Share Repurchase Program

DENVER – (BUSINESS WIRE) – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United States, today announced that its Board of Directors has authorized the Company’s first share repurchase program to repurchase up to $6 million of the Company’s outstanding common stock.

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer, stated “Today’s announcement of our share repurchase program further underscores our conviction in the strength of our underlying business and our view that GrowGen shares remain undervalued. This program acts as one pillar of our shareholder value creation strategy as we continue to evaluate all potential uses for our strong balance sheet, including reinvesting in our brands, strategic acquisitions, and stock repurchases to enhance long-term shareholder value.”

The share repurchase program, which will begin on April 1 and continue for up to one year, allows for repurchases to be made in the open market. The timing and amount of any repurchases will depend on factors such as the stock price, trading volumes, market conditions, and regulatory requirements. There is no obligation for the Company to repurchase any amount of shares. The stock repurchase program may be suspended or discontinued at any time.

About GrowGeneration Corp.
GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media or MMI.

Investor Contact

ICR, Inc. GrowGenIR@icrinc.com